Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

MASTER PURCHASE AGREEMENT

Agreement No. 112568

This Master Purchase Agreement (“Agreement”), dated November 11, 2016 (“Effective Date”), is between Cisco Systems, Inc., a California corporation, having its principal place of business at 170 West Tasman Drive, San Jose, California 95134 (“Cisco”), and Acacia Communications, Inc., a Delaware corporation having a place of business at 3 Mill and Main Place, Suite 400, Maynard, MA 01754, on behalf of itself and its Affiliates, including Acacia Communications (Ireland) Limited, its primary international operating subsidiary, and a direct party hereto (collectively, “Supplier”).

In consideration of the mutual promises contained herein, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions.

“Affiliate” means any entity, whether incorporated or not, which is controlled by, under common control with, or controls a party, where “control” means the ability, whether directly or indirectly, to elect members to the board of directors of another by means of ownership, contract, or otherwise.

“Authorized Purchaser” means a Cisco Affiliate, one of Cisco’s authorized contract manufacturers, or any other third party designated by Cisco in writing.

“Cisco Affiliate” means an Affiliate of Cisco, but excluding Cisco Systems International B.V.

“Custom Product” means a Product that Cisco and Supplier have agreed to designate as a “Custom Product” and ‘Liable’ in connection with the price negotiation process and is documented as such in Cisco’s then-current commodity information/attributes database. The parties acknowledge that a Product is generally designated ‘Liable’ when (i) it contains intellectual property of Cisco or a Cisco subsidiary or was designed or produced to meet specific requirements unique to a Cisco product and (ii) Supplier has no alternate redistribution channel.

“Cycle Time to Replenish (“CT2R”)” means the period of time beginning with the submission of an Order for Product(s) through the arrival of such Product(s) at the specified delivery site as established between Cisco and Supplier. CT2R shall consist solely of: order processing time + process planning time + manufacturing cycle time + transit time to the applicable delivery site, and does not include lead time for raw materials or other Product inputs.

“Intellectual Property” means any and all tangible and intangible: (i) rights associated with works of authorship throughout the world, including but not limited to copyrights, neighboring rights, moral rights, and mask works, and all derivative works thereof, (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, (iv) patents, designs, algorithms and other industrial property rights, (v) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) whether arising by operation of law, contract, license, or otherwise, and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

“Lead Time” means the period from the time Supplier accepts an Order for a Product until delivery to the delivery point (EXW Incoterms), or in the case of a Hub Order, means CT2R.

“Order” means an instruction from Cisco or the Authorized Purchaser to the Supplier to ship Product directly to Cisco or the Authorized Purchaser, or to another specified location, such as a Cisco hub. Such instruction may take one of the following forms: discrete purchase orders (manual or electronic), electronic data interchange releases against blanket purchase orders, or any other method agreed to between Authorized Purchaser and Supplier or Cisco and Supplier.

“Product” means any product (including hardware and software, if applicable, user documentation (if applicable) and Supplier’s standard packaging) purchased from Supplier by Cisco or an Authorized Purchaser for incorporation into or bundling with Cisco’s products.

“Product Price” means the most recent mutually agreed upon price that Cisco (and its Authorized Purchasers) shall pay for a Product, as established via any price negotiation process between Cisco and Supplier (including, without limitation, reverse auction, request for pricing, direct negotiation or other process), which price will be published in Cisco’s then current commodity information database.

“Rolling Forecast” or “Forecast” means a non-binding estimate of Product that may be purchased by Cisco and its Authorized Purchasers, as updated periodically.

“Specifications” means the specifications identified in Supplier’s then-current Product data sheet and any additional specifications agreed to by the parties.

“Standard Product” means any Product that is not a Custom Product. For the sake of clarity, the parties hereto acknowledge and agree that Supplier’s module Products are intended to be Custom Products hereunder.

“Supplier Root Cause Analysis” or “SRCA” means analysis based on a case-by-case investigation that seeks to discover the event that caused a Product failure, which, once removed, will prevent a like event from occurring again.

“Supplier Web Portal” means Cisco’s supply chain connection site located at http://www.cisco.com/web/about/ac50/ac142/cisco-manufacturing-supplier-portal.html

2. Sale of Products.

2.1 Supply of Product. Supplier shall sell Product to Cisco and Authorized Purchasers pursuant to the terms and conditions of this Agreement and to Authorized Purchasers pursuant to the terms and conditions of separate purchase agreements between Supplier and the Authorized Purchasers for purposes of allowing Cisco and Authorized Purchasers to incorporate such Product into (or bundle such Product with) Cisco’s products. If software is provided with the delivered Product, the software license terms set forth in Exhibit A will also apply. Supplier shall manage all aspects of delivery and fulfillment of Products to Authorized Purchasers. Supplier will be required to enter into a separate purchase agreement with Cisco Systems International B.V. (“Cisco BV”) substantially similar to this Agreement which will exclusively govern the purchase of products from Supplier by Cisco BV (and authorized purchasers identified therein) solely for the purpose of incorporating into (or bundling with) products ultimately made for Cisco BV. Supplier shall be entitled to refuse to sell Products to any Authorized Purchaser with reference to this Agreement if (i) such Authorized Purchaser has failed to pay Supplier amounts due Supplier, and (ii) such non-payment remains outstanding despite Supplier’s diligent resolution efforts, and (iii) Supplier has notified Cisco in writing and has afforded to Cisco a reasonable period of time, but in no event less than [**], in which to intervene and resolve such non-payment by the Authorized Purchaser. Upon subsequent resolution of any such non-payment by a Cisco Authorized Purchaser, Supplier’s obligations hereunder shall resume immediately. If an Authorized Purchaser demands terms and conditions for an Order that are different from the terms and conditions of this Agreement, then Supplier may reject such Order; provided, however, that Supplier has first notified Cisco in writing and has afforded to Cisco a reasonable period of time, but in no event less than [**], in which to intervene and resolve the issue. Supplier’s withholding or rejection as permitted hereunder shall not constitute a breach, default, nonperformance, delay, lack of timely performance, or failure on Supplier’s part, and Supplier’s performance with respect to such delivery or rejection shall be excused.

2.2 Application of certain sections to Authorized Purchasers. The following Sections of this Agreement will apply to purchases by Authorized Purchasers of Product for incorporation into or bundling with Cisco’s products (collectively, the “Pass-Through Terms”): Sections 2.1 (Supply of Product), 3 (Orders), 4 (Product Pricing and Taxes), 5 (Delivery; Late Delivery), 6 (Flexibility), 7 (Reschedules and Cancellations), 8 (Allocation During Shortages), 9 (Product Changes and Discontinuation), 10 (SRCA and Support), 11.1 (Product Warranty), and Exhibit A, if applicable. Notwithstanding anything to the contrary in this Agreement or any non-disclosure agreement executed by the parties, Cisco may disclose the Pass-Through Terms to its Authorized Purchasers solely for their use in purchasing Product under this Agreement and Supplier shall adhere to the Pass-Through Terms when providing Products to Authorized Purchasers. If Supplier provides terms to the Authorized Purchaser more favorable to such Authorized Purchaser than those in the Pass-Through Terms, Supplier shall provide such terms to Cisco. With respect to Product ordered by any Authorized Purchaser, Supplier will invoice such Authorized Purchaser directly, and Cisco will have no liability related to any such Order. For purposes of volume pricing or other terms or conditions dependent on volume, all purchases of Products under this Agreement and under the purchase agreement with Cisco BV will be aggregated for the benefit of Cisco, Authorized Purchasers, Cisco BV and Cisco BV authorized purchasers.

2.3 Enforcement of Terms. Cisco may, at its discretion, enforce all terms under this Agreement directly, notwithstanding the fact that Orders for the Products may issue from Authorized Purchasers.

2.4    Vendor Managed Inventory. Supplier and Cisco will enter into an arrangement for Supplier to provide vendor managed inventory services of finished goods for the [**] Product beginning on the later of [**] or the date that Cisco has achieved trailing twelve (12) month revenue of at least [**] US Dollars (US$[**]) with respect to Products purchased hereunder.

3. Orders.

3.1    Orders shall be placed in writing and submitted by mail, facsimile, electronic mail or other means acceptable to Supplier. Supplier will provide its written or electronic acceptance or rejection of all Orders within [**] after receipt thereof and, for accepted Orders, identify a firm date for delivery of the Products at or within CT2R for hub orders; provided, Supplier must accept Orders that are consistent with the terms and conditions of this Agreement, the estimated Forecasts, and within Cisco’s flexibility requirements in Section 6. Orders placed at the CT2R for a Product and not acknowledged by Supplier within [**] of receipt shall be deemed accepted if Cisco delivers a notice of non-acknowledgement and Supplier does not reject the Order within [**] thereafter. Neither party will be liable for any verbal commitments. After production release of the Products, Supplier shall work with Cisco to identify plans to attain [**] or less Lead Time throughout the Term of this Agreement, but in no event shall Lead Time exceed [**]. All Orders are subject to the terms and conditions of this Agreement without specific reference hereto. Terms included on any Order or acceptance acknowledgement exchanged by the parties will have no effect. Supplier may reject or refuse to accept Orders from any Authorized Purchaser that (i) fails to comply with Supplier’s payment terms, or (ii) breaches terms related to the use and disclosure of Supplier’s confidential or proprietary information, (iii) does not meet Supplier’s credit requirements, or (iv) does not comply with the terms of the purchase agreement. Rejection or refusal to accept Orders as permitted hereunder shall not constitute a breach, default, nonperformance, delay, lack of timely performance, or failure on Supplier’s part, and Supplier’s performance with respect to such delivery or rejection shall be excused. Provided however, before the rejection or refusal to accept Orders from any Authorized Purchaser Supplier has first notified Cisco in writing and has afforded to Cisco a reasonable period of time, but in no event less than [**], in which to intervene and resolve such breach of terms, non-payment, or credit requirement issues with respect to an Authorized Purchaser. Upon subsequent resolution of any such aforementioned issue, Supplier’s obligations hereunder shall resume immediately.

3.2 Forecasts. On or about the beginning of each [**], Cisco and Authorized Purchasers shall provide Supplier with an updated Rolling Forecast of its requirements for the Products for the following [**] period.

4. Product Pricing and Taxes.

4.1 Product Pricing. Supplier shall sell the Products to Cisco and the Authorized Purchasers at the Product Price for each respective Product. Product Prices are in U.S. dollars and do not include amounts attributable to taxes legally required as a result of the sale, use, or delivery of Products, including duties, sales, use and excise taxes, value added tax, and goods and services tax (“Taxes”). Cisco or its Authorized Purchaser shall pay the amount of each invoice to Supplier within [**] after the date of such invoice by check at Supplier’s address set forth in the invoice or by wire transfer to an account specified by Supplier. Supplier will not [**] or [**] on Cisco or any Authorized Purchaser because of its participation in Cisco’s supply chain hub model. Supplier shall use commercially reasonable efforts to meet Cisco’s [**] cost reduction target requests. Supplier will extend to Cisco and its Authorized Purchasers all reductions in Product Price for any Orders [**] to Cisco or its Authorized Purchasers, except that Product residing in a Cisco hub for more than [**] as of the effective date of the reduction shall not be affected by a reduction in Product Price. Past due amounts shall bear a late payment charge until paid at the rate of [**]% per month, or at the maximum amount permitted by law if less. Cisco, however, shall not be liable for late payment charges owed by Cisco Authorized Purchasers. If any payment is past due, Supplier shall have the right to take whatever action it deems appropriate (including without limitation, suspending its performance until paid, requiring payment in advance, requiring Cisco to establish an irrevocable standby letter of credit or refusing further orders). Cisco agrees to reimburse Supplier for all reasonable costs (including attorneys' fees) incurred in collecting payments.

4.2 Volume Price Protection. Supplier represents and warrants that each Product Price is, and shall be throughout the Term, [**] for the same Product at the time of delivery. Section 13.5 of this Agreement provides further details regarding audit procedures.

4.3 Taxes.

(a) Supplier will not collect any Taxes if Cisco provides Supplier with documentation justifying a conclusion that amounts paid by Cisco pursuant to this Agreement are not subject to any sales and use tax or any other Taxes.

(b) Notwithstanding (a) above, if Taxes are payable as a consequence of any supply made or deemed made in connection with this Agreement, Cisco will pay Supplier such Taxes upon receipt of a legally compliant tax invoice, showing such Tax as a separate line item. Supplier shall take all actions Cisco reasonably requests to enable Cisco to obtain any input or other tax credit to which Cisco is entitled.

(c) Cisco will not be required to pay any fines, penalties, interest, or other amounts for which Supplier is liable, to the extent liability to pay any such amount arises as a consequence of a default of Supplier, its employees, agents, or any other persons acting for Supplier.

(d) The parties will cooperate in good faith to minimize, to the extent possible pursuant to applicable law, any property, fixed asset, or registration taxes assessed against any party with respect to Products subject to this Agreement.

5. Delivery; Late Delivery. Supplier shall deliver the Products to the agreed ship-to location on the agreed delivery date. Delivery terms are EXW Supplier’s shipping point, per Incoterms 2010. Supplier shall notify Cisco and any affected Cisco Authorized Purchasers promptly if Supplier reasonably anticipates that delivery may be delayed. If the order is delayed more than [**] and the parties cannot agree on a new delivery date, Cisco or its Authorized Purchaser may reschedule or cancel the affected Order(s) without penalty. After a [**] grace period, [**] an Order is delayed, Cisco shall receive, as fixed and agreed liquidated damages, a credit against such Order(s) in the amount of [**]% of the price of the undelivered portion of the Order for each additional day delivery has been so delayed. The parties acknowledge that quantifying the amount damages for Supplier’s failure to deliver the Products as set forth in such Order(s) may be difficult, and that such liquidated damages are reasonable in light of the anticipated harm. Upon delivery of any such delayed Order Supplier shall pay the cost to expedite delivery (including freight, expedited charges, Supplier overtime and any other charges associated with the delivery).

6. Flexibility. Supplier will ensure that it can increase or decrease production of Products in all market conditions, by (i) [**] percent ([**]%) of Baseline if the increase or decrease is to be implemented within [**]; and (ii) an additional [**] percent ([**]%) of Baseline if the increase or decrease is to be implemented within [**]. For purposes of this Section 6, “Baseline” shall mean the quantity of any Product set forth in [**] of the previous [**] Rolling Forecast. Supplier shall bear all costs incurred to meet Baseline increases or decreases.

7. Reschedules and Cancellations.

7.1 Standard Products. No Order may be cancelled less than [**] prior to the original scheduled delivery date. Cisco or its Authorized Purchasers may, at any time at least [**] prior to the originally scheduled delivery date, cancel any Order for Standard Products, in whole or in part, or modify the delivery date set forth in any Order, subject to the requirements and limitations set forth in this Section 7. Any modified delivery date will be within [**] from the original delivery date. No Order will be treated as [**] unless agreed in writing by Cisco and Supplier. If the Order is cancelled more than [**] prior to the scheduled delivery date, Supplier may charge a fee equal to [**]% of the purchase price. Such cancellation shall be otherwise without penalty of any kind.

7.2 Custom Products. Neither Cisco nor its Authorized Purchaser may cancel an Order for Custom Products unless mutually agreed upon by the parties in an applicable SOW, or other written agreement between the parties.

7.3 Rescheduling. Cisco or its Authorized Purchasers may not reschedule an Order [**] or less before the scheduled delivery date. Cisco or its Authorized Purchasers may reschedule up to [**]% of the quantity of Products in an Order more than [**] in advance of the scheduled delivery date.
Order quantities that are subject to rescheduling in accordance with this Section 7 may be rescheduled no more than [**].
8. Allocation during Shortages. In the event of a shortage of any Product included on the Rolling Forecast, Supplier shall notify Cisco and shall provide Cisco and its Authorized Purchasers an allocation of such Product during such shortage that is representative of historical purchasing percentages and is nondiscriminatory and no less favorable than that provided to any other customer, whether internal or external.

9. Product Changes and Discontinuation.

9.1 Product Change Notices. Supplier shall not change any Specification, or the form, fit or function of any Product except in accordance with the Cisco’s Product Change Notification (“PCN”) process.

9.2 Minimum Manufacturing Period. Supplier shall manufacture each Product for a minimum of [**] from the earlier of: (a) Cisco’s first customer ship of the first Cisco product containing such Product (“FCS”), or (b) a date that is mutually agreed upon in writing at the design award of Supplier’s Product (the “Minimum Manufacturing Period”).

9.3 Failure to Meet Minimum Manufacturing Period. If Supplier fails to meet its obligations under Section 9.2, Supplier will, at Cisco’s option, either (a) compensate Cisco for [**] incurred by Cisco to transition to an alternate manufacturer/seller or replacement product or (b) forecast its needs for the remainder of the [**] Minimum Manufacturing Period which forecasted Product Supplier shall buffer and manage, pursuant to a plan to be equitably agreed upon between the parties and at Supplier’s expense. Cisco shall not be obligated to purchase any of the total quantity forecasted Products if Supplier fails to meet the Minimum Manufacturing Period in [**] through the end of [**] of the life cycle of the Product as determined pursuant to Section 9.2. Cisco shall be obligated to purchase [**] percent ([**]%) of the total quantity forecasted if Supplier fails to meet the Minimum Manufacturing Period in [**] to the end of [**] of the life cycle of the Product as determined pursuant to Section 9.2; provided, however, that Supplier shall first use commercially reasonable efforts to sell the buffer inventory that is not unique to Cisco.

9.4 Product End of Life

9.4.1 EOL Notice and EOL Purchases. If Supplier determines to cease the manufacture or sale of any Product (an “End of Life” or “EOL”), Supplier shall provide at least [**] prior written notice (the “EOL Notice Period”) in accordance with Cisco’s PCN process. Cisco may place Orders during the EOL Notice Period for delivery no later than [**] after the end of the EOL Notice Period. If Supplier accepts a purchase order after the EOL Notice Period has run which requires that Supplier must continue or recommence manufacturing the Product (as opposed to filling the purchase order from existing inventory), Supplier shall notify Cisco and offer the same opportunity for Product purchase to Cisco as set forth in such purchase order.

9.4.2 EOL Support. If requested, Supplier will provide reasonable assistance to Cisco in identifying alternative products or sources for a Product for which Supplier has issued an EOL notice. Supplier shall continue to fulfill its obligation to provide SRCA and support pursuant to Section 10 for each Product that is the subject of an EOL notice. Supplier shall maintain warranty replacement Product reasonably sufficient to address the historic failure rate for the EOL’d Product.

10. SRCA and Support. Supplier will make available the services set forth below for a period of [**] from the date of delivery of a particular Product by Supplier.

10.1 SRCA. With respect to any Product returned to Supplier, if (i) Cisco or an Authorized Purchaser requests SRCA, or (ii) Supplier suspects such returned Product is defective, Supplier shall, without charge to Cisco or the Authorized Purchaser, conduct and report results of SRCA of the Product in conformance with Cisco’s SRCA process and procedures.

10.2 Technical Support. Upon request, Supplier will provide notes or other documentation regarding Product problems, including accurate records of any known or suspected defects and required fixes thereto. Supplier will provide this support at no charge and any corrective action required pursuant to Supplier’s warranty obligations during the term of this Agreement. Upon identification of a known or suspected defect outside the Warranty Period, the parties will promptly meet regarding any desired corrective action. Upon Cisco’s request, Supplier will provide analytical test reports to validate Supplier’s compliance with Cisco’s Supplier Root Cause Analysis Procedure set forth on the Supplier Web Portal as of the date hereof.

11. Product Performance: Product Warranty and Epidemic Failure

11.1 Product Warranty. The warranty period for each Product is [**] beginning on the date that [**] (the “Warranty Period”) unless a longer period is agreed in writing by the parties. Supplier warrants that, when delivered, each Product will be new, unused, real and genuine (i.e. non-counterfeit) and, during the applicable Warranty Period (i) will comply in all material respects with the Specifications, (ii) will be free from defects in materials and workmanship, and (iii) will have no less than [**] of shelf-life. Supplier will, at its expense, either: (a) repair or replace all Products not conforming to the requirements of this Section with new and unused Products shipped to a location designated by Cisco within [**] or as soon as practicable after receipt of Cisco’s request for replacement, or (b) provide a credit to Cisco for nonconforming Products. The Warranty Period for a Product replaced under warranty will be the period of time remaining in the original warranty for the Product, but no less than [**]. The obligations set forth in (a) and (b) above shall be Supplier's sole obligation under this warranty, and Cisco’s exclusive remedy. Cisco must obtain Supplier's prior written authorization and comply with Supplier's instructions in connection with returning any Product under warranty.

11.1.1 Warranty Service. Requests for warranty service shall be initiated by written notice from Cisco (including by facsimile or electronic mail), advising Supplier of the nature of the problem. If Supplier is unable to resolve the problem through remote diagnostics or other communications with Cisco, Supplier shall assign Cisco a return material authorization number ("RMA"). Cisco shall deliver the nonconforming Product (with prominent indication of the RMA) to Supplier or its designated repair center. Any Product returned without an RMA shall not be afforded warranty service, and at Cisco’s option, Supplier shall either: (i) return the unauthorized return to Cisco at Cisco’s expense, or (ii) hold Cisco liable for all costs and expenses incurred by Supplier in connection with servicing the unauthorized return. All Products (or any component) that are replaced hereunder become Supplier's property.

11.1.2 Exclusions. No warranty applies to any Product that is (i) returned without Supplier’s prior written authorization, (ii) handled, transported, installed, operated, maintained, stored or used improperly, or in any manner not in accord with the Specifications, Supplier’s instructions or recommendations or industry standard practice, (iii) repaired, altered or modified other than by Supplier or its authorized agents, or (iv) an engineering sample or prototype.

11.2 EXCEPT AS EXPRESSLY SPECIFIED IN THIS AGREEMENT, ALL PRODUCTS ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND. SUPPLIER DOES NOT WARRANT THAT PRODUCTS WILL BE COMPATIBLE WITH ANY CISCO APPLICATION OR OTHERWISE MEET CISCO'S REQUIREMENTS, OR THAT OPERATION WILL BE UNINTERRUPTED OR ERROR-FREE WHEN USED IN COMBINATION WITH CISCO PRODUCTS. SUPPLIER HEREBY DISCLAIMS (FOR ITSELF AND ITS SUPPLIERS) ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, INTEGRATION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR PERFORMANCE OR USAGE OF TRADE. CISCO ACKNOWLEDGES THAT IT (NOT SUPPLIER) IS RESPONSIBLE FOR THE SELECTION OF THE PRODUCTS AND ALL RESULTS OBTAINED FROM USE OF THE PRODUCTS IN CISCO APPLICATIONS, AND THAT CISCO HAS RELIED SOLELY ON ITS OWN TECHNICAL AND COMMERCIAL EXPERTISE, EXPERIENCE AND ANALYSES IN DECIDING TO ENTER INTO THIS AGREEMENT AND TO PURCHASE PRODUCTS.

11.3 Epidemic Failure.

11.3.1 In the event that, during the [**] period after delivery of a Product, a substantially similar repetitive root cause, failure mode or defect occurs in such Product indicating a common or systemic failure resulting in a Product’s return rate for a particular defect above [**] percent ([**]%) of Supplier’s stated FIT rate, provided that for statistical purposes the sample size is more than [**] (and if the sample size is less than [**], then at least [**] confirmed cases of the same defect shall be required) (an “Epidemic Failure”), the following terms will apply:

(i) The party that discovers the failure will notify the other promptly; provided, if Supplier discovers a failure that creates a risk of injury or death, Supplier will immediately notify Cisco. Supplier will provide Cisco written notice within [**] after any notification made by Supplier to any governmental body responsible for regulation of product safety;

(ii) Supplier will provide Cisco a preliminary plan for problem diagnosis within [**] of the notification, on which plan Supplier will confer with Cisco;

(iii) Supplier will work with Cisco to diagnose the problem, plan an initial work-around and effect a permanent solution as soon as commercially practicable; and

(iv) Supplier and Cisco will agree on a plan for customer notification, replacement scheduling and remediation, which may include field removal, return and reinstallation, work in process (“WIP”), inventory replacement, and repair, or retrofitting, regardless of location or status of WIP completion.

Notwithstanding the foregoing, Cisco may undertake any and all action necessary independently of Supplier.

11.3.2 Supplier shall compensate Cisco for all documented reasonable, direct, out of pocket costs incurred by Cisco or its Authorized Purchasers in rectifying any Epidemic Failure, including, but not limited to: (a) the cost of replacement Products and/or subassemblemblies and repair materials (b) costs relating to communications to Cisco customers and channels of distribution regarding the Epidemic Failure, its effect and the corrective/remediation process; (c) the cost of returning affected Products and/or subassemblies, (d) direct labor and travel costs relating to removing or repairing the affected Products and/or subassemblies, and installing replacement Products and/or subassemblies into, the applicable Cisco products wherever located, (e) the cost of shipping replacement Products and/or subassemblies, and (f) costs incurred by Cisco and its Authorized Purchasers for retooling, remanufacturing, retesting or recalibration as a result of such Epidemic Failure. Notwithstanding the above, Supplier’s liability to Cisco on a per cumulative Epidemic Failure claim or occurrence basis, and not in the aggregate for all Epidemic Failures, shall not exceed [**] U.S. Dollars (US$[**]) per claim or occurrence [**] (it being understood that an Epidemic Failure across multiple Cisco programs and/or an Epidemic Failure that takes greater than [**] to reach a final resolution shall be treated as [**].

12. Indemnification.

12.1 Supplier’s Indemnification. Supplier shall: (a) defend Cisco, its officers, directors, employees, successors, customers and assigns (collectively the “Indemnified Parties”) against all claims, suits, demands and actions brought against the Indemnified Parties or tendered to the Indemnified Parties for defense and/or indemnification (collectively, “Claims”) to the extent alleging (i) that one or more Products, or any part thereof, or their manufacture, use, import, export, support, sale or distribution infringe, misappropriate, or violate any Intellectual Property rights of any third party; or (ii) that one or more Products, or any part thereof, have caused bodily injury (including death) or physical damage to tangible property, and (b) indemnify and hold harmless the Indemnified Parties for damages, costs, and liabilities including reasonable attorney and professional fees awarded by a court of competent jurisdiction or paid in monetary settlement arising out of such Claims. In addition, Supplier shall pay all amounts agreed to in a monetary settlement of the Claims made in accordance with Section 12.3 below.

12.2 Continued Use. If a Product becomes, or in Supplier’s opinion, is likely to become the subject of a Claim under Section 12.1(a)(i), or any injunction preventing its use or sale as contemplated herein, Supplier will at its sole expense either: (i) obtain a license that allows the continued use, manufacture, import, support, sale and distribution of the Products, or (ii) replace or modify the Products so as to be non-infringing, or (iii) in the event that Supplier cannot achieve either (i) or (ii) above on commercially reasonable terms, [**] of Products returned to Supplier, depreciated on a straight-line basis over a [**] useful life, together with the costs for such return and, in addition, reimburse the reasonable costs incurred by Indemnified Parties for tooling, calibration, manufacturing, testing, and deployment of a replacement product. The obligations of Supplier under this Section 12.2 shall be in addition to its obligations of indemnity under this Section 12.

12.3 Notification and Control. Cisco will promptly notify Supplier, in writing, of any Claim for which Cisco seeks indemnification (provided that Cisco’s failure to provide such notice will relieve Supplier of its indemnification obligations only if such failure prejudices Supplier’s ability to defend the Claim). Cisco will cooperate with Supplier and provide any assistance as may be reasonably necessary in the defense, settlement, adjustment or compromise of a Claim. Supplier will have sole control of the Claim, its defense and all negotiations for its settlement or compromise and Supplier shall exercise such control in good faith. Supplier shall have no liability for any settlement or compromise made by Cisco or any Indemnified Party without Supplier’s prior written consent. Supplier shall use counsel reasonably acceptable to Cisco. Cisco may employ counsel at its own expense (provided that if counsel is employed because Supplier does not assume control, Supplier will bear such expense). Cisco will have no liability for any costs, losses or damages resulting from any settlement or compromise made by Supplier without Cisco’s prior written consent. Notwithstanding anything else in this Section 12.3, if the Claim is one of multiple claims in a lawsuit against the Indemnified Parties or tendered to the Indemnified Parties for defense and/or indemnification, some of which claims may not be subject to the indemnity obligation under this Section 12 (the “Other Claims”), Cisco shall solely control the defense, settlement, adjustment or compromise of the Other Claims, in which event: (a) Supplier will cooperate with Cisco and provide any assistance as may be reasonably necessary in the defense, settlement, adjustment or compromise, and (b) Supplier shall not be relieved of its obligations under this Section 12 with respect to indemnified Claims and shall remain responsible for the losses, damages, liabilities, settlements, costs and expenses relating to the Claims.

12.4 Exceptions to Supplier’s Indemnity. Supplier will have no obligation under Section 12.1(a)(i)or (b) to the extent the alleged infringement arises out of (i) use or sale of the Product in combination with any other products not provided or combinations that may not be reasonably anticipated by Supplier if the infringement would not have occurred but for such combination; (ii) any alteration or modification of the Product not intended, authorized by Supplier, or subsequently incorporated into the Product by Supplier, if the infringement would not have occurred but for such alteration or modification; (iii) Supplier’s compliance with Cisco’s unique written specifications if the infringement would not have occurred but for such unique written specifications excepting any implementation thereof by Supplier; (iv) Cisco’s failure to comply with Supplier’s reasonable written instructions which if implemented would have rendered the Product non-infringing, provided that a sufficient time period is given to Cisco to enable it to implement the written instructions and that Supplier remains obligated under Section 12.1 with respect to any infringement occurring up to the end of such time period; (v) the continuing use of any version of the Product after Cisco is provided modifications or replacements that would have avoided or remedied the alleged infringement; or (vi) any intellectual property right in which Cisco or any of its Affiliates has an interest and a right to provide Supplier with a license thereto.

12.5 Entire Liability. The foregoing indemnity and obligations set forth in Sections 12.1 and 12.2 state the entire liability of Supplier, and Cisco's, and its Indemnified Parties’ exclusive remedy, with respect to any actual or alleged violation of intellectual property rights by any Product, any part thereof or by its use or operation.

13. Compliance with Cisco Policies; Compliance with Laws.

13.1 Supplier Web Portal. Supplier will comply with Cisco’s policies, procedures, requirements and other Supplier obligations listed in the Supplier Web Portal as of the Effective Date, except the Supplier Web Portal shall not apply to any matter addressed in this Agreement or in other agreements between the parties. For avoidance of doubt, the following items posted in the Supplier Web Portal shall not apply because terms have been or may be negotiated by the parties or the agreements are not applicable:

•	Standard Terms and Conditions

•	Lean VMI Agreement: Representative Sample

•	WSA: Representative Sample

•	Insurance Coverage Limits

•	Manufacturing Escrow Agreement

•	Development Standard Terms and Conditions

13.2 Insurance. Supplier shall, at its own expense and at all times during the term of this Agreement and for [**] after its termination, maintain in effect insurance policies and minimum limits of coverage sufficient to cover its obligations under this Agreement, together with any other insurance required by applicable law. Minimum policies and coverage limits are set forth on Schedule 13.2 hereto annexed; provided, these requirements do no limit or reduce Supplier’s liability arising from its obligations under this Agreement.

13.3 Business Continuity. Within [**] following a request by Cisco, Supplier shall respond in full to Cisco’s questionnaire regarding disaster recovery, pandemic preparedness and business continuity plans and measures specific to location(s) upon which Supplier relies to provide the Products, or submit to Cisco a commercially reasonable written plan that shall identify, at a minimum, primary site locations, available alternate facilities, time to recover (in weeks), emergency contacts, infrastructure and logistics and shall provide for security and protective measures necessary to ensure minimal impact to Cisco’s supply of Products (“BCP”). Cisco may request an updated copy of such BCP on a periodic basis, but no more frequent than [**]; an updated BCP provided by Supplier will supersede the prior BCP.

13.4 Security. Supplier agrees to use reasonable efforts to comply with Cisco’s supply chain security requirements which will be established by Cisco from time to time.

13.5 Audit. Upon not less than [**] prior written notice, Cisco may verify Supplier’s compliance with the terms and conditions of this Agreement by conducting an audit at any Supplier facility at which books and records related to the performance of this Agreement are kept (and required by contract or applicable law to be retained) or at which any Product is produced, stored or shipped. The audit will be conducted during Supplier’s normal hours of operation by a Cisco approved independent third party. The independent third party will enter into a confidentiality agreement with Supplier no less restrictive than those contained in this Agreement or those of internal auditors in order to accomplish the purpose of the audit as set forth herein. Supplier will make its resources available at its own cost to facilitate the audit between the independent third party and Supplier. Cisco will pay for the costs of the audit; provided, Supplier will be responsible for any costs to rectify any discovered non-compliance or material breach. Cisco’s auditors shall not be given access to or provided any information concerning Supplier’s customers or that Supplier deems proprietary or of competitive value. All information disclosed in an audit shall be confidential information of Supplier and shall not be used or disclosed other than as permitted in the confidentiality agreement. The records subject to audit shall be limited to the records of the prior [**] and Cisco may not audit any year’s records more than [**].

13.6 Publicity. Neither party, directly or through its employees or agents, will make any media releases, public announcements, or public disclosures (including, but not limited to, promotional or marketing material) concerning this Agreement without the other party’s prior written approval. The foregoing notwithstanding, this restriction will not prevent a party from complying with any law, regulation, court order or other legal requirement that purports to compel disclosure of any information, provided such party must first notify the other party in writing regarding the circumstances regarding the compelled disclosure and permit the opportunity to intervene if necessary and if authorized in order to prevent the disclosure confidential or harmful information that may be detrimental to the other party should the information be disclosed.

13.7 Compliance with Laws. Supplier shall comply with all applicable laws, regulations and other governmental requirements in effect at the time of manufacture and sale of each of the Products.

14. Confidentiality. The terms and conditions of this Agreement are Confidential Information as defined in the Master Mutual Non-Disclosure Agreement, Reference #240701, executed by Supplier and Cisco Systems, Inc. and dated [**], together with Supplements and amendments thereto (the “NDA”).

15. LIMITATION OF LIABILITY. (A) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR THE SUPPLIER’S LIABILITIES SPECIFIED IN SECTION 11.3.2 (EPIDEMIC FAILURE) AND SUPPLIER’S OBLIGATIONS IN SECTION 12 (INDEMNIFICATION), THE UNAUTHORIZED USE OF A PARTY’S INTELLECTUAL PROPERTY, BREACH OF A PARTY’S OBLIGATIONS OF CONFIDENTIALITY UNDER SECTION 14, AND BREACH OF SUPPLIERS’ OBLIGATIONS IN SECTIONS 18 (CONTINUITY OF SUPPLY/DIRECT PURCHASE) AND 19 (CISCO’S RIGHT TO MANUFACTURE), UNDER NO CIRCUMSTANCES WILL ANY PARTY, ITS EMPLOYEES, OFFICERS OR DIRECTORS, AGENTS, SUCCESSORS OR ASSIGNS BE LIABLE UNDER ANY CONTRACT, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL COSTS OR DAMAGES, ARISING OUT OF OR RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

(B) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR SUPPLIER’S OBLIGATIONS IN SECTION 12 (INDEMNIFICATION), THE UNAUTHORIZED USE OF A PARTY’S INTELLECTUAL PROPERTY, FOR BREACH OF A PARTY’S OBLIGATIONS OF CONFIDENTIALITY UNDER SECTION 14, AND BREACH OF SUPPLIERS’ OBLIGATIONS IN SECTIONS 18 (CONTINUITY OF SUPPLY/DIRECT PURCHASE) AND 19 (CISCO’S RIGHT TO MANUFACTURE), UNDER NO CIRCUMSTANCES SHALL EITHER PARTY, ITS EMPLOYEES, OFFICERS OR DIRECTORS, AGENTS, SUCCESSORS OR ASSIGNS BE LIABLE FOR AGGREGATE DAMAGES IN EXCESS OF (i) AMOUNTS PAID TO SUPPLIER BY CISCO HEREUNDER FOR THE PRODUCTS DURING THE [**] PERIOD IMMEDIATELY PRECEDING THE CLAIM, OR (ii) [**] ($[**]) US DOLLARS, [**]. THIS SECTION DOES NOT LIMIT EITHER PARTY'S LIABILITY FOR BODILY INJURY (INCLUDING DEATH) OR PHYSICAL DAMAGE TO TANGIBLE PROPERTY.

16. Force Majeure

16.1 Force Majeure. Neither party will be considered in default of performance under this Agreement to the extent that performance of such obligation is delayed or prevented by fire, flood, earthquake or similar natural disasters, riot, war, terrorism, civil strife, labor disputes or disturbances, industry-wide material shortages outside Supplier’s reasonable control, an outbreak of a pandemic disease, governmental regulations, communication or utility failures (a “Force Majeure Event”). Following the Force Majeure Event, Supplier will resume performance under this Agreement within the time to recover objective defined in its BCP.

16.2 Disaster Recovery. If Supplier experiences a Force Majeure Event and is unable to deliver Product to Cisco for a period of time, Supplier shall use best efforts to comply with the requirements of its BCP to resume pre-disaster Product production levels within the time to recover objective stated in the BCP. The provisions of Section 16.2 above are inapplicable to the extent that Supplier does not use best efforts to continuously comply with the BCP.

17. Term and Termination.

17.1 Term. Unless terminated earlier as provided herein, this Agreement will have a term of three (3) years commencing on the Effective Date and will automatically renew for additional periods of one (1) year (“Term”) unless either party provides the other written notice of non-renewal at least one hundred and twenty (120) days prior to the expiration of the then-current Term.

17.2 Termination for Cause. Cisco may terminate this Agreement and/or any Order in the event of Supplier’s material breach that remains uncured [**] after written notice thereof has been provided. Supplier may terminate this Agreement in the event of Cisco’s material breach that remains uncured [**] after Supplier has provided written notice thereof.

17.3 Survival. Sections 1 (Definitions), 9.2 (Minimum Manufacturing Period), 9.4 (Product End of Life), 10 (SRCA and Support), 11 (Product Performance: Product Warranty and Epidemic Failure), 12 (Indemnification), 13.2 (Insurance), 13.5 (Audit), 13.6 (Publicity)14 (Confidentiality), 15 (Limitation of Liability), 16.1 (Force Majeure), 17.3 (Survival), 20 (General), and Exhibit A (if applicable) will survive termination or expiration of this Agreement.

18. Continuity of Supply/Direct Purchase. This Section 18 shall be applicable with respect to all Supplier Products included in this Agreement.

18.1 Upon Cisco’s production release of the Cisco product incorporating the Product, Supplier shall grant to Cisco the non-exclusive, worldwide, limited duration for as long as the Trigger Event remains unresolved, royalty-bearing right to order the Product from [**] at Cisco’s cost and expense, which right shall be conditioned upon the occurrence of one or more of the events set forth below (the “Trigger Events”). The royalty due to Supplier shall be negotiated in good faith between the parties and, in any event, shall be no less, per unit, than the Product Price less the amount payable to [**] per Product. The duration of the right shall be the remainder of the then-current term of the Agreement, without renewal unless otherwise agreed by the parties, plus any period in which Supplier’s obligation to manufacture Products survives pursuant to the requirements of this Agreement.

18.2 The Trigger Events shall be the following:

(a) Supplier being acquired and the acquirer failing to assume Supplier’s obligations under this Agreement;

(b) Supplier being acquired by any entity set forth on Schedule 18.2 to this Agreement that at the time of such acquisition is a direct competitor of Cisco with respect to the Product, and Cisco declines to enter into a business relationship with such competitor;

(c) Supplier or Supplier’s acquirer materially breaching this Agreement with respect to Product delivery or quality and failing to cure such breach within [**], provided the breach is of such a nature that exercising the right hereunder would eliminate the effect of the breach;

(d) Supplier ceasing to exist with no successor assuming its obligations under this Agreement; or

(e) Supplier filing for bankruptcy protection, other than in the case when Supplier is operating under reorganization as a debtor-in-possession.

For the avoidance of doubt, a material breach includes, but is not limited to the following: (i) Supplier’s acquirer increasing the Product Price in violation of this Agreement, and (ii) production line stops or alerts due to quality failures or inordinate delays in delivery, provided the cure period for the events described in this item (ii) shall be [**].

19. Cisco’s Right to Manufacture. This Section 19 shall be applicable with respect to Supplier’s [**] Products, such as the [**], included in this Agreement.

19.1 Supplier hereby grants to Cisco a royalty-free, worldwide, nonexclusive, nontransferable, perpetual, irrevocable right and license to manufacture, or have manufactured, (i) any Custom Product sold hereunder; and (ii) such other Products as may be expressly identified in writing, as being subject to this license grant, solely for the limited purposes of allowing Cisco and Authorized Purchasers to incorporate such Product into (or bundle such Product with) Cisco’s products in accordance with the terms of this Agreement. Cisco may exercise this license at any time during the term of this Agreement upon the occurrence of any of the following events or circumstances:

(i)    If Supplier fails consistently or continuously to supply Products in the quantities required in accordance with its obligations under the Agreement. For purposes of this Section 19, Supplier will be deemed to have failed to deliver Products “consistently or continuously” if Supplier has not delivered at least [**] percent ([**]%) of the Products required to be delivered under Orders placed by Cisco or Cisco Authorized Purchasers and accepted in accordance with Section 3 above on or within [**] after the applicable delivery dates during any [**] during the Term. However, such delayed deliveries shall be subject to the obligations in Section 5 of this Agreement.

(ii)    If Supplier discontinues manufacturing the Product(s) and does not either offer a last time buy right or make a substitute product available to Cisco at a mutually agreeable price that, in Cisco’s sole discretion, is equivalent in form, fit and function.

(iii)    If Supplier effects an assignment of this Agreement in violation of Section 20.1 (Assignment).

(iv)    Upon the occurrence of any one of the following events (each, an “Insolvency Event”): (a) a receiver is appointed for Supplier or its property; (b) Supplier makes a general assignment for the benefit of its creditors; (c) Supplier commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor's relief law, which proceedings are not dismissed within [**] other than in the case where Supplier is a debtor-in-possession in a reorganization proceeding; or (d) Supplier is liquidating, dissolving or ceasing business operations without a successor.

(v)    Upon [**] notice, if Supplier has failed to deliver Products for a minimum of [**] due to Force Majeure and Cisco’s exercise of the license will remedy or avoid the Force Majeure event causing Supplier’s non-delivery.
19.2 Manufacturing Information Escrow. Supplier shall add Cisco as a beneficiary of its existing escrow agreement with Iron Mountain Intellectual Property Management, Inc. (the “Escrow Agreement”), attached hereto as Exhibit C). Supplier shall promptly deposit into the escrow account the information and materials to enable Cisco to manufacture or have manufactured the applicable Product, as identified by Supplier in the Escrow Agreement (“Escrow Materials”). Cisco shall be responsible for the establishment, administration and cost of the escrow account. The Escrow Materials shall be released to Cisco upon occurrence of any one or more of the events or circumstances in Section 19.1 and in accordance with the Escrow Agreement.

19.3 Continuing Technical Support and Assistance. In the event Cisco exercises the Manufacturing Rights, Supplier shall provide Cisco technical support and assistance as Cisco may reasonably request.

19.4. Duration of Rights. Cisco may exercise the license rights as granted in Section 19.1 of this Agreement during the then-current Term of this Agreement without renewal unless otherwise agreed by the parties, plus any period in which Supplier’s obligation to manufacture Products survives pursuant to the requirements of this Agreement. If the Trigger Event has been remedied, the license rights shall terminate, and Cisco shall return all Escrow Materials, upon Supplier's written proof demonstrating that the event or occurrence that gave rise to the release of the Escrow Materials has been remedied and that Supplier or its successor is performing or is capable of performing its obligations in accordance with the terms and conditions of this Agreement. If the Trigger Event is never remedied before the Agreement is terminated, Cisco is under no obligation to return any Escrow Materials to Supplier.

19.5 Restrictions. Cisco agrees that it will maintain the Escrow Materials (and all Confidential Information embodied therein) in strict confidence. Cisco shall have no right to use the Escrow Materials for any purpose other than that which is expressly set forth herein.

20. General.

20.1 Assignment. Neither party may assign or transfer this Agreement or delegate its obligations hereunder, in whole or in part, without the prior written consent of the other party. The foregoing notwithstanding, either party may, without consent, assign this Agreement, in whole or in part, to any of its Affiliates or to any successor to all or substantially all of its business which concerns this Agreement (whether by sale of assets or equity, merger, consolidation or otherwise), provided that such successor or assignee agrees in writing to assume all of Supplier’s obligations under this Agreement. In the event Supplier is acquired by any entity set forth on Exhibit B to this Agreement that at the time of such acquisition is a direct competitor of Cisco with respect to a Product, and Cisco declines to enter into a business relationship with such competitor, Cisco shall be entitled to terminate this Agreement for convenience. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the parties. Any attempt to assign or transfer or delegate without such consent is void.

20.2 Notices. All notices will be delivered via express courier, via registered or certified mail, or via fax if confirmed by registered or certified mail, to the following addresses:

Cisco Systems, Inc.	Acacia Communications, Inc.

170 West Tasman Drive	3 Mill and Main Place, Suite 400
San Jose, CA 95134                    Maynard, MA 01754

Attn: V.P., Supply Chain Operations	Attn: John LoMedico, VP Sales and Business Development
Copy to General Counsel                Copy to General Counsel
[at the same address as listed above]            [at the same address listed above]

20.3 Governing Law. This Agreement will be governed by New York law, without regard to its principles of conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods is specifically disclaimed. The state and/or federal courts residing in New York County, New York shall have exclusive jurisdiction over any dispute or claim arising out of this Agreement.

20.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be an original and together which shall constitute one and the same instrument.

20.5 Entire Agreement. This Agreement, together with any Exhibits, schedules, attachments and information, policies, and documents incorporated herein , contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between the parties regarding the subject matter.

[Signature Page(s) on Following Page(s)]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date by persons duly authorized.

Cisco Systems, Inc. By: _/s/ John O’Connor_____________ Name: John O’Connor Its: VP, Supply Chain November 23, 2016	Acacia Communications, Inc. By: __/s/ John LoMedico_____________ Name: John LoMedico Its: Vice President of Sales and Business Development

Acacia Communications (Ireland) Limited, solely with respect to rights and obligations arising outside North America

By: _/s/ Colm Cryan___________________
Name: Colm Cryan
Its: Managing Director, Ireland

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